EXHIBIT 10.1

UNION OF ENTREPRENEURS COMPETITIVENESS PROGRAM	EUROPEAN UNION Project co-funded by the European Regional Development Fund

ADDITIONAL PROJECT FUNDING CONTRACT

No. SPOWKP/2.3/4/12/1998, project title: ‘Innovation in the Production of Precision Components for the Aviation and Power Industry’ realised as part of the Sector Operational Program for Increased Competitiveness of Companies, 2004-2006; Priority 2 – Direct Support for Companies; Operation 2.3 – Increasing the Competitiveness of Small and Medium-sized Companies through Investment, entered into in Warsaw on 30 May 2006 between:

Polska Agencja Rozwoju Przedsiebiorczosci (The Polish Enterprise Development Agency) having its principal offices at ul. Panska 81/83, 00-834 Warsaw and having Taxpayer Identification Number (NIP) 526-25-01-444 hereinafter known as ‘the Implementing Institution’ represented by Ms. Barbara Kasnikowska, Vice President of Polska Agencja Rozwoju Przedsiebiorczosci.

and

KREISLER POLSKA SP. Z O.O. having its principal offices at ul. Nad Drwina 10, 30-741 Krakow and having Tax Identification Number (NIP) 6792835716 and National Company Register Number (REGON) 120005929 hereinafter known as ‘the Beneficiary’ represented by Mr. Boguslaw Walkowicz, Commercial Proxy of the Board

hereinafter known as ‘the Parties’, to the effect that:

I. Definitions

Section 1

In the understanding of the Contract the following definitions shall be ascribed:

The Program: the Annex to the Ruling of the Minister of the Economy and Labour of 1 July 2004 concerning approval of the Sector Operational Program for Increased Competitiveness of Companies, 2004-2006 (Journal of Acts no.166 item 1744) together with its Supplement approved as an Annex to the Ruling of the Minister of the Economy and Labour of 6 August 2004 concerning approval of the Supplement to the Sector Operational Program for Increased Competitiveness of Companies, 2004-2006 (Journal of Acts no.197, item 2023);

The Operation: Operation 2.3 – Increasing the Competitiveness of Small and Medium-sized Companies through Investment;

The Administrative Institution: the Minister responsible for economic affairs served in the realisation of the Program by the Administrative Department for the Program for Increased Competitiveness of Companies in the Ministry of the Economy and Labour;

The Implementing Institution: the institution responsible for realising the Operation as part of the Program;

The Regional Financing Institution: the institution competent for a particular Province which co-operates with the Implementing Institution in the realisation of the Operation;

The Project: the undertaking being the subject of this Contract realised as part of the Operation;

Additional funding: assistance in the form of non-returnable financial support granted in the form of reimbursement and designated for financing expenditure qualifying for support from EU funds drawn from the European Regional Development Fund and national public funds;

The Contract: the terms and provisions contained herein concerning additional funding for the Project;

Application for additional funding: the application submitted by the applicant for additional funding for the purpose of obtaining additional funding for the realisation of the Project, the specimen of which is specified in Annex 7 to the Ruling of the Minister of the Economy and Labour of 12 October 2004 concerning submission of applications and specimen applications for additional project funding as part of the Sector Operational Program for Increasing the Competitiveness of Companies, 2004-2006 (Journal of Acts no.233 item 2341);

Project completion: the date when the Beneficiary submits a project completion report and an application for final payment to the Implementing Institution;

Irregularities: any violation of European Union law occurring as a result of the actions or negligence of the Beneficiary, which have caused or may have caused losses to the European Union budget or budgets which it manages; or any violation of national regulations concerning fulfilment of conditions for the funding of assistance drawn from European Union funds; or any violation of national regulations concerning the operations of the structural fund implementation system;

Acts of God: events or combinations of events beyond the control of the Beneficiary which fundamentally obstruct the performance of contractual obligations and which the Beneficiary was unable to foresee, prevent or overcome by acting with due care.

II. General Terms of the Contract

Section 2

1.	The Implementing Institution undertakes to grant the Beneficiary additional funding for the realisation of the project: ‘Innovation in the Production of Precision Components for the Aviation and Power Industry’.

2.	The Beneficiary shall receive additional funding for that part of his expenditure qualified on the basis of guidelines and conditions described in the Contract.

3.	The Beneficiary undertakes to:

1)	realise the Project according to the Contract and in particular the description contained in the application for additional funding which shall constitute Annex 1, and also in accordance with national and European Union regulations;

2)	present to the Regional Financing Institution a copy of the loan contract for the financing of the Project confirmed by the Beneficiary as conforming with the original, within 14 days from the date of its conclusion and no later than 90 days from the date of the Contract’s conclusion. When the Regional Financing Institution has confirmed that the loan contract is in compliance with the Contract the loan contract shall constitute Annex 4 to the Contract;

3)	refrain from modifying the Project in the understanding of article 30 paragraph 4 of Ruling no. 1260/1999/WE of 21 June 1999 setting out general regulations concerning structural funds (Official Journal L 161 of 26.06.1999);

4)	draft and deliver a report such as described in Section 6 paragraph 1 to the Regional Financing Institution;

5)	present to the Regional Financing Institution for acceptance a copy of the agreement of cession of contractual rights entered into by the Beneficiary, confirmed as conforming to the original, within 14 days from the date of its conclusion; after acceptance by the Regional Financing Institution the agreement of cession of contractual rights shall constitute Annex 5 to the Contract;

6)	conduct project accounting in accordance with guidelines set out in the Contract;

7)	achieve the objectives set out in the application for additional funding, ensure the long-term effectiveness of the Project, and maintain investment in the district in which it was realised for a period of 5 years from the date of the Project’s completion;

8)	when supplies, services or construction work are being purchased as part of the Project – select contractors and place orders based on the most favourable offer in economic terms, observing the principles of transparency and fair competition and making every effort to avoid conflicts of interests resulting from a lack of impartiality or objectivity in the operations of any entity covered by this Contract with regard to orders realised;

9)	provide the Administrative Institution, the Implementing Institution, the Regional Financing Institution, or entities appointed by them, with information concerning the effects of the Project for a period of 5 years from the date of the Project’s completion;

10)	inform the Implementing Institution, 7 days before an order contract is signed, of the subject and price of the order, the name of the company, the address of the company’s principal offices, and the Taxpayer Identification Number (NIP) and National Company Register Number (REGON) of the contractor selected according to the simplified procedure set out in the Program; storing documents concerning the procedure and making them available on request to the Implementing Institution or other appointed person for verification;

11)	observe regulations concerning levels and intensity of public assistance when using other funds constituting public assistance during the realisation of the Project;

12)	deliver a notarized blank bill of exchange to the Regional Financing Institution, paid in the amount of the additional funding allocated, within 15 days from the date when the contract was signed. The Regional Financing Institution shall then deliver the documents to the Implementing Institution. After the blank bill of exchange has been submitted it shall constitute Annex 3 of the Contract.

4.	All costs associated with securing the return of additional funding for the Project as well as any documented costs for recovery proceedings shall be paid by the Beneficiary.

5.	If the Beneficiary meets all the requirements set out in the Contract the Implementing Institution shall return the blank bill of exchange to the Beneficiary after a period of 5 years has elapsed from the day of the Project’s completion.

6.	The provisions of the Contract shall be effective provided the security described in paragraph 3 point 12 is delivered to the Implementing Institution within the time frame specified in the Contract.

III. Project Completion Schedule

Section 3

1.	The Beneficiary undertakes to realise the Project

From 01 January 2006 to 30 June 2007

2.	Realisation of the Project includes:

1)	Full execution of the Project’s scope of works according to the schedule of works and expenditures,

2)	Documentation of expenditure,

3)	Documentation of works, deliveries, and services provided with the appropriate delivery forms or other documents confirming their compliance with the terms of the Contract.

IV. Value and Financing of the Project

Section 4

1.	Total expenditure for the realisation of the Project amounts to PLN 3,633,160.00 (verbally: three million, six hundred and thirty-three thousand, one hundred and sixty zloties 00/100) including qualified expenditure of PLN 2,978,000.00 (verbally: two million nine hundred and seventy-eight thousand zloties 00/100).

2.	Having fulfilled the terms of the Contract the Beneficiary shall receive additional funding in the amount of PLN 1,191,200.00 constituting a total of 40% of expected qualified expenditure as specified in paragraph 1.

3.	The Beneficiary undertakes to finance the Project from his own funds including funds obtained from a loan contract in the amount of no less than 25% of the amount of additional funding as described in paragraph 2.

4.	The Beneficiary’s incurring qualified expenditure in excess of the amount specified in paragraph 1 shall not constitute grounds for increasing the amount of additional funding granted.

5.	If, in the course of realising the Project, the amount of qualified expenditure decreases, the amount of additional funding granted shall be proportionately lowered whilst maintaining the percentage share specified in paragraph 2.

6.	During the course of the Project it shall be permitted to transfer qualified expenditure between particular categories, which shall be specified in Annex 2 to the Contract, in the amount of up to 10% of the amount designated to each category; the figure of 10% applies to the amount designated to the category from which the transfer is made.

7.	If it becomes necessary during the course of the Project to introduce changes to the budget of the Project, other than those changes specified in paragraph 6, the provisions of Section 13 shall have effect.

V. Qualified Expenditure

Section 5

1.	Qualified expenditure is defined as being that expenditure which fulfils all the following conditions:

1)	it is essential for the proper realisation of the Project;

2)	it was incurred after the date of submitting the application for additional funding;

3)	it has been verified by the Implementing Institution and approved by the Administrative Institution;

4)	it has been properly accounted and documented.

2.	The list of qualified expenditure shall constitute Annex 2 to the Contract.

3.	Expending funds without following the simplified procedure regarding the ordering of supplies, services and construction works specified in the Program regulations shall, if these regulations are obligatory, be grounds for termination of the Contract by the Implementing Institution without notice and with immediate effect.

4.	Tax on goods and services shall be deemed qualified expenditure if, according to separate regulations, the Beneficiary is not entitled to receive a refund of this tax or deduct it from due tax on goods and services, and if it was levied with regard to qualified expenditure, such as shall be specified in Annex 2 to the Contract.

5.	All payments for services performed, supplies or construction work must be executed via the Beneficiary’s bank account.

6.	Expenditure failing to qualify for reimbursement under the terms of the Contract shall not be refunded.

VI. Reporting

Section 6

1.	The Beneficiary shall be obliged to submit a final report to the Regional Financing Institution within 25 days from the date of completion of the period specified in Section 3 paragraph 1.

2.	Reports shall be drafted according to the specimen specified in Annex 1 to the Ruling of the Minister of the Economy and Labour of 2 November 2004 concerning specimens for periodical, annual and final reports on the realisation of projects, operations and the program as part of the Sector Operational Program for Increased Competitiveness of Companies, 2004-2006 (Journal of Acts no.247 item 2478).

3.	If a submitted report is found to contain omissions or irregularities the Beneficiary shall be obliged to submit a corrected report within 7 days from the date of receiving notification of the omissions or irregularities in the report.

4.	Failure to observe the provisions of paragraphs 1 and 2 shall authorise the Implementing Institution to terminate the Contract without notice and with immediate effect.

5.	During the course of the Project and for a period of five years from the date of the Project’s completion the Administrative Institution, the Implementing Institution and the Regional Financing Institution, or other legally authorised institutions, may request additional information or explanations concerning the realisation of the project, which the Beneficiary shall be obliged to deliver within 14 days from the date of receiving the request.

VII. Monitoring

Section 7

1.	The Beneficiary shall be obliged to submit to inspection as part of the realisation of the Project which shall be carried out by the Implementing Institution, the Administrative Institution, the Regional Financing Institution or other institution authorised to carry out inspections by virtue of separate regulations, as well as make all documentation associated with the Project available at the request of these institutions.

2.	Inspections may be carried out at any time in the course of the Project’s realisation and for a period of 5 years from the date of the Project’s completion.

3.	Inspections may be carried out both in the principal offices of the Beneficiary and at the site of the Project’s realisation.

4.	Refusal to submit to inspection or obstruction thereof shall result in termination of the Contract without notice and with immediate effect.

5.	The Regional Financing Institution and the Implementing Institution shall send notification of an inspection to the Beneficiary 7 days prior to its being carried out; other institutions authorised to carry out inspections by virtue of separate regulations shall notify the Beneficiary of a planned inspection at a time specified by those regulations.

6.	The entity performing the inspection shall draft a post-inspection report including post-inspection recommendations, which the Beneficiary shall be obliged to comply with within the time limit indicated in the post-inspection report.

7.	Failure by the Beneficiary to execute the post-inspection recommendations within the time limit indicated in the post-inspection report, or give grounds for such a failure together with a proposal for a new schedule for introducing the changes specified in the post-inspection recommendations, shall be grounds for terminating the Contract without notice and with immediate effect.

8.	If any irregularities are discovered during inspection of the amounts of qualified expenditure incurred during the Project’s realisation or within a period of 5 years from the date of the Project’s completion, the Implementing Institution, the Administrative Institution or other institution authorised to carry out inspection by virtue of separate regulations may resume procedures for rechecking the qualification and correctness of expenditure incurred.

9.	If the Implementing Institution has reservations regarding the correctness of expenditure of funds it shall be authorised to halt the delivery of financial resources for the Project’s realisation until such time as a satisfactory explanation has been provided.

10.	The Beneficiary shall be entitled to present his position regarding the reservations mentioned in paragraph 9 within 14 days from the date of receiving them.

Section 8

1.	The representatives of the institution conducting the inspection must have full access to land and premises where the Project is being realised, as well as access to computer systems and also to all documents and computer files associated with the financial and technical administration of the Project.

2.	During the inspection the Beneficiary shall ensure that persons are present who shall provide explanations concerning procedure, expenditure and other matters associated with the Project’s realisation.

Section 9

1.	Documents required for inspection should be accessible and stored in a manner enabling their verification. The Beneficiary shall be obliged to make all the required documents available to the representatives of the institutions conducting the inspection.

2.	The documents specified in paragraph 1 should include, in particular:

1)	Documents concerning construction works, supplies and services:

a)	offers from suppliers and documents associated with actions being taken to obtain construction works, services or supplies,

b)	contracts concerning the realisation of orders,

c)	invoices, bills, other equivalent documents confirming purchase, and receipts.

2)	For other expenditure:

a)	an approved application for additional funding and a signed copy of the Contract with annexes,

b)	copies of the report mentioned in Section 6 paragraph 1,

c)	copies of the Beneficiary’s applications for payment,

d)	other documents specified in the inspection notification.

3.	Failure to make all the required documents available shall be considered an obstruction of the inspection procedure.

4.	When following the simplified procedure mentioned in the Program the Beneficiary shall be obliged to allow the representatives of the Implementing Institution to participate as observers in selection procedures for service, supply and construction contractors.

5.	The Beneficiary shall notify the Implementing Institution of a tender committee meeting at least 7 days before the meeting is scheduled to take place.

VIII. Conditions for Payment of Additional Funding

Section 10

1.	In order to receive additional funding the Beneficiary is obliged to submit the following documents to the Regional Financing Institution within 25 days from the date of the Project’s completion, as specified in Section 3 paragraph 1:

1)	a correctly completed application from the Beneficiary for final payment, drafted according to the specimen included in the Annex to the Ruling of the Minister of the Economy and Labour of 22 September 2004 concerning procedure, schedules and scope for reporting concerning the realisation of the National Development Plan, procedure for inspection of the realisation of the National Development Plan, and accounting procedure (Journal of Acts no. 216 item 2206);

2)	a final report as mentioned in Section 6 paragraph 1;

3)	copies of invoices or other accounting documents and copies of receipts confirmed as conforming to the original by the Chief Accountant or other authorised person;

4)	in the event of real estate being purchased – a property appraisal report drawn up by an authorised expert together with a declaration by the vendor of the real estate to the effect that it was not purchased with public funds within the last 10 years.

2.	In the event of purchase of used fixed assets the Beneficiary shall be obliged to attach the following documents to the Beneficiary’s application for payment:

1)	a declaration by the vendor to the effect that the fixed asset was not purchased with public funds in the last 7 years together with an invoice confirming the purchase of the fixed asset when new;

2)	in the event of a fixed asset being purchased which was used when purchased by the vendor – a declaration by the previous vendor to the effect that the fixed asset was not purchased with public funds, if less than 7 years have elapsed from the time of purchase by the vendor to the time of purchase by the Beneficiary;

3)	a declaration by the Beneficiary confirming that the used fixed asset fulfils the relevant norms;

4)	a declaration by the Beneficiary to the effect that the price of the used fixed asset is equivalent to its market value, together with information concerning the purchase price of the fixed asset when new;

5)	relevant certificates, if the purchase of a particular fixed asset requires that such documents be obtained.

3.	Within 14 days from receipt of the final report and the Beneficiary’s application for payment the Regional Financing Institution shall approve them, reject them or express reservations in writing.

4.	The Regional Financing Institution shall express reservations and issue a written request for completion of the documents mentioned in paragraphs 1 and 2 if any of the following circumstances arises:

1)	the documents mentioned in paragraph 1 points 2-4 and paragraph 2 were not attached;

2)	there are accounting errors or errors in qualifying expenditure in the Beneficiary’s application;

3)	information required by the specimen of the Beneficiary’s application for payment was not submitted, or required fields of the application were not properly completed;

4)	there is no signature of an authorised person on the documents mentioned in paragraphs 1 and 2, or there is no note stating ‘conformity to the original’ on copies of documents;

5)	expenditure does not comply with the schedule of works and expenditures.

5.	The Regional Financing Institution shall reject the documents mentioned in paragraph 1 if any of the following circumstances arises:

1)	the Beneficiary has not used the correct form for the Beneficiary’s application for payment;

2)	the Beneficiary’s application for payment was not submitted to the appropriate Regional Financing Institution;

3)	the Beneficiary’s application for payment was submitted by an entity without authorisation to submit the application;

4)	the expenditure does not fulfil the conditions specified in Section 5 paragraph 1 points 1, 2 and 4;

5)	the Beneficiary’s application for payment does not concern the Project being the subject of the Contract.

6.	In the event that the Regional Financing Institution stated reservations, as mentioned in paragraph 3, the Beneficiary shall be obliged, within 7 days from receiving notification thereof, to submit a written explanation together with a correct and complete version of the application. Otherwise the Beneficiary’s application for payment shall be rejected. The time limit, in such a case, for approval of the Beneficiary’s application for payment by the Regional Financing Institution shall be calculated from the date of delivery of the correct and complete version of the application.

7.	In the event that correction or completion is not carried out within the time limit specified in paragraph 6 or the documents specified in paragraph 1 are rejected for reasons specified in paragraph 5, the Regional Financing Institution shall prepare a proposal for refusal of reimbursement and deliver it to the Implementing Institution which shall subsequently deliver it for approval to the Administrative Institution. When the proposal for refusal of reimbursement has been approved by the Administrative Institution, the Implementing Institution shall send notification of refusal of reimbursement to the Beneficiary.

8.	If the documents mentioned in paragraphs 1 and 2 are correct and complete, the Implementing Institution, after final acceptance of the Beneficiary’s application for payment by the Administrative Institution and provided that funds are available in the bank account from which the reimbursement payment is to be made, shall transfer the payment into the Beneficiary’s bank account: [intentionally left blank]

9.	A change of bank account as mentioned in paragraph 8 requires an amendment of the Contract in the form of an annex.

10.	If there are insufficient funds in the bank account from which the reimbursement payment is to be effected, the additional funding shall be paid as soon as the Implementing Institution receives notification of funds being available.

11.	If the Project is being financed via a leasing contract additional funding may be paid to the Beneficiary in half-yearly instalments observing the guidelines specified in paragraph 1 points 1, 3, 4 and paragraphs 2-8.

12.	If additional funding is paid in instalments, as mentioned in paragraph 11, the Beneficiary shall submit to the Regional Financing Institution, together with the Beneficiary’s application for payment, a complete set of copies of invoices or other equivalent accounting documents confirmed as conforming to the original, together with copies of receipts covering the half year which the application concerns.

IX. Transparency of the Project’s Realisation

Section 11

The Beneficiary undertakes to keep separate accounting records for funds associated with the realisation of the Project broken down by type of expenditure and with analytical breakdown allowing identification of funds expended on particular parts of the Project and funds paid to the Beneficiary in the form of reimbursement.

X. Promotion

Section 12

1.	The Beneficiary shall be obliged to inform the public that the realisation of the Project was partially financed by European Union funds, according to the provisions of Ruling no. 1159/2000/WE of 30 May 2000 concerning publicity and promotional operations conducted by Member States regarding assistance provided from structural funds (Official Journal L 130 of 31.05.2000).

2.	The Beneficiary shall be obliged to publicise the contribution of European Union funds to the Project in a manner of his own choosing, selected from the following:

1)	notice boards or commemorative plaques indicating the contribution of European Union funds to the Project;

2)	posters displayed in the principal offices or other premises belonging to the Beneficiary.

3.	The Beneficiary undertakes to include the obligatory Program logo and the European Union symbol in promotional materials, informational materials, and training and educational materials concerning the project. The logo and symbol are available on the Internet page http://www.konkurencyjnosc.gov.pl.

XI. Changes to the Project

Section 13

1.	Changes or modifications to the scope of Project works, as specified in article 30 paragraph 4 of Ruling no. 1260/1999/WE, leading to changes in the Project’s objective as specified in the application for additional financing are unacceptable and constitute grounds for termination of the Contract without notice and with immediate effect.

2.	If it becomes necessary to introduce changes to the Project in the course of its realisation, the Beneficiary shall be obliged to submit an application for acceptance of the changes to the Regional Financing Institution no later than 14 days from the date the causes of the changes came into being, including details of their scope and an explanation as to why the changes are necessary.

3.	The Regional Financing Institution shall be authorised to request that the Beneficiary include explanations or additional information in his application, as mentioned in paragraph 2 and 4, while the Beneficiary shall be obliged to provide them within 7 days from the date of receiving such a request.

4.	If circumstances arise which may delay the realisation of the Project or phase thereof, the Beneficiary shall be obliged to submit a written application for extension of the realisation period for the Project or stage thereof no later than 30 days before the end of the realisation period for the Project or phase thereof, as specified in Section 3 paragraph 1. The application shall be accompanied by a written explanation for failure to meet the deadline for realisation of the Project or phase thereof.

5.	The Regional Financing Institution shall assess the applications within 14 days from the date of receiving the applications such as mentioned in paragraphs 2 and 4, and shall deliver them to the Implementing Institution together with the decision as to whether the applications shall be accepted or rejected.

6.	The Implementing Institution shall consider the applications specified in paragraphs 2 and 4 within 14 days from the date of receiving the documentation from the Regional Financing Institution and shall reject applications such as those specified in paragraphs 2 and 4 if the changes proposed by the Beneficiary would obstruct the achievement of the Project’s objectives.

7.	If the applications specified in paragraphs 2 and 4 are rejected the Implementing Institution shall notify the Beneficiary of this fact via the Regional Financing Institution, within 35 days from the date when the Beneficiary submitted the application.

8.	If the applications, such as mentioned in paragraphs 2 and 4, are accepted by the Implementing Institution, the Parties shall sign an appropriate annex to the Contract within 35 days from the date when the Beneficiary submitted the applications to the Regional Financing Institution.

9.	The Beneficiary shall be obliged to immediately notify the Regional Financing Institution and the Implementing Institution of his intention to make legal or organisational changes to the Project’s status which would have a direct effect on its realisation or the achievement of its objectives.

XII. Sale of Fixed Assets

Section 14

1.	Having carried out depreciation write-offs the Beneficiary may sell fixed assets purchased using additional funding.

2.	The Beneficiary shall be obliged to notify the Implementing Institution in writing via the Regional Financing Institution of his intention to sell assets such as mentioned in paragraph 1.

3.	If circumstances arise such as those described in paragraph 1 the Beneficiary shall be obliged to purchase by his own means another fixed asset within 3 months from the date of sale of the fixed asset, such as shall allow the maintenance of the Project’s objectives for a period of 5 years from the date of the Project’s completion. The provisions of paragraph 1 shall be applied as appropriate.

XIII. Termination of the Contract

Section 15

1.	The Contract may be terminated by either of the Parties provided a month’s notice is given; notification of termination should contain grounds for terminating the Contract.

2.	Terminating the Contract according to the procedure specified in paragraph 1 shall not release the Beneficiary from the obligation to submit a final report within 30 days from the date of terminating the Contract.

3.	The Implementing Institution shall be authorised to terminate the Contract without notice and with immediate effect if the Beneficiary:

1)	delays commencement of the Project for a period exceeding 2 months from the established commencement date of the Project as set out in Section 3 paragraph 1, without notifying the Implementing Institution of the causes of the delay;

2)	ceases to realise the Project or realises it in a manner contrary to the provisions of the Contract;

3)	refuses to submit to inspection, as mentioned in Section 7;

4)	ceases to conduct operations, submits an application for declaration of bankruptcy, or is subject to liquidation proceedings;

5)	submits a false or incomplete declaration or documents in order to obtain additional financing;

6)	submits a report which does not correspond to the actual state of affairs;

7)	has given rise to financial irregularities without removing their causes or effects;

8)	carries out legal or organisational changes that jeopardise the realisation of the Contract;

and also if:

9)	circumstances arise such as those mentioned in Section 5 paragraph 3, Section 6 paragraph 4, Section 7 paragraph 7, and Section 13 paragraph 1.

4.	If the contract is terminated for reasons such as those mentioned in paragraph 3 the Beneficiary shall not be entitled to damages.

5.	If the contract is terminated for reasons such as those mentioned in paragraph 3 the Beneficiary shall not be eligible to receive additional financing from Program funds for a period of 3 years from the day the Contract is terminated.

6.	The Beneficiary shall not be liable with respect to the Implementing Institution or deemed to have violated the provisions of the Contract with regard to failure to fulfil obligations specified by the Contract or improper fulfilment thereof to the degree that such a failure to fulfil obligations or improper fulfilment thereof are the result of acts of God.

7.	The Beneficiary shall be obliged to notify the Implementing Institution of the occurrence of an act of God and give evidence of its occurrence by submitting documentation confirming the occurrence of events having the character of an act of God and indicating the extent to which the events affected the realisation of the Project.

8.	When further realisation of the Project is impossible due to the effects of an act of God, the Beneficiary shall be obliged to terminate the Contract according to the procedure set forth in paragraph 1.

XIV. Return of Additional Funding

Section 16

1.	In circumstances such as described in article 30d paragraph 4 of the Act of Parliament of 26 November 1998 concerning public finances (Journal of Acts 2003 no.15 item 148 with later amendments) and in the event of termination of the Contract for reasons set out in Section 15 paragraph 3 the Beneficiary shall, at the request of the Implementing Institution, return the whole sum granted on the basis of this Contract within 14 days from the date of receiving such a request, together with interest in an amount calculated as if for tax arrears from the date the Beneficiary received the funds to the date of their return, the funds to be paid into a bank account of the Implementing Institution’s designation.

2.	In the event of termination of the Contract by the Beneficiary according to the procedure specified in Section 15 paragraph 1 the Beneficiary shall return the funds granted to him by virtue of the Contract at the request of the Implementing Institution within 14 days from the date of receiving such a request, together with interest in an amount calculated as if for tax arrears from the date the Beneficiary received the funds to the day of their return, the funds to be paid into a bank account of the Implementing Institution’s designation. If there are reasonable grounds for doing so the Implementing Institution, on the application of the Beneficiary, may refrain from requesting the return of additional funding or interest, giving particular consideration to the manner in which the Beneficiary has fulfilled the Contract and the effect of termination of the Contract and recovery of funds on the achievement of the Project’s objectives.

3.	In order to recover funds effectively a third party may act on behalf of the Implementing Institution on the basis of a power of attorney.

4.	The Implementing Institution shall notify the Beneficiary that power of attorney as mentioned in paragraph 3 has been granted within 3 days from the date it was granted.

5.	If the provisions of the Contract are not fulfilled due to an act of God the Beneficiary shall not return the additional funding received for realisation of the Project, neither shall he receive further additional funding.

XV. Final Provisions

Section 17

1.	The Beneficiary shall be obliged to store all documentation associated with the Project according to the relevant legal provisions, for a period of no less than 5 years from the date of the Project’s completion.

2.	The Implementing Institution may extend the period for which the Beneficiary is obliged to store documentation associated with the Project, in which case the Implementing Institution shall notify the Beneficiary of its decision.

Section 18

1.	The Parties agree that:

1)	the date the documents are submitted to the Implementing Institution shall be taken to be the date of their arrival at the Implementing Institution;

2)	the Implementing Institution shall deliver official documents by registered delivery with acknowledgement of receipt via the post office, its own employees, or other authorised persons or bodies;

3)	the Beneficiary shall receive letters at his principal offices where they shall be delivered directly to persons authorised to receive registered delivery of documents;

4)	the person receiving a document shall acknowledge receipt thereof by his signature, indicating the date of delivery;

5)	if the Beneficiary refuses to receive an official document it shall be deemed as having been duly served on the date when the Beneficiary refused to receive it;

6)	if the beginning of a time period specified in days is a particular event, the calculation of the period shall not include the day when the event occurred; the passing of the last of a specified number of days shall be deemed the end of a time period;

7)	if the end of a time period falls on a statutory bank holiday, the next weekday shall be deemed the last day of the time period.

2.	The following annexes shall be considered an integral part of the Contract:

1)	Annex 1 – a copy of the application for additional funding with attachments;

2)	Annex 2 – a list of qualified expenditure;

3)	Annex 3 – a blank bill of exchange, to be attached within the time limit specified in Section 2 paragraph 3 point 12;

4)	Annex 4 – the loan contract, to be attached within the time limit specified in Section 2 paragraph 3 point 2;

5)	Annex 5 – the agreement of cession of contractual rights, to be attached within the time limit specified in Section 2 paragraph 3 point 5;

6)	Annex 6 – the document concerning the Beneficiary’s bank account number, as mentioned in Section 10 paragraph 8.

3.	All correspondence associated with the realisation of the Contract shall be in writing and delivered to the following addresses:

1)	The Implementing Institution:

Instytucja Wdrazajaca

Polska Agencja Rozwoju Przedsiebiorczosci

ul. Panska 81/83

00-834 Warszawa

2)	The Beneficiary:

Beneficiary

KREISLER POLSKA SP. Z O.O.

Boguław Walkowicz

ul. Nad Drwina 10

30-741 Krakow

3)	The Regional Financing Institution:

Regionalna Instytucja Finansujaca

Malopolska Agencja Rozwoju Regionalnego

ul. Kordylewskiego 11

31-542 Krakow

4.	In the event of changes of the addresses specified in paragraph 3, the Parties shall be obliged to give written notification of the new address within 10 days from the date of changing address.

Section 19

This Contract is subject to the current laws of the Republic of Poland.

Section 20

The entitlements and obligations of the Beneficiary resulting from the Contract may not be transferred to third persons without the prior consent of the Implementing Institution.

Section 21

All changes to the Contract shall be in writing, otherwise being deemed invalid.

Section 22

1.	The Parties shall endeavour to amicably settle disputes associated with the realisation of the Contract.

2.	If it is not possible to settle a dispute amicably the matter shall be settled by the court having jurisdiction over the principal offices of the Implementing Institution.

Section 23

This Contract was drafted in duplicate, one copy each for the Implementing Institution and the Beneficiary.

Section 24

This Contract shall enter into force on the day it is signed by the last of the Parties.

On behalf of the Implementing Institution /s/ Barbara Kasnikowska Vice President	On behalf of the Beneficiary /s/ Boguslaw Walkowicz Commercial Proxy of the Board